Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements and related notes present our historical condensed consolidated balance sheet and statements of earnings adjusted to reflect (i) the completion of the reorganization of Walgreen Co. (“Walgreens”) into a holding company structure (the “Reorganization”), pursuant to a merger (the “Reorg Merger”) in which a newly formed Illinois corporation and wholly owned subsidiary of Walgreens Boots Alliance, Inc., a Delaware corporation (“Walgreens Boots Alliance”) (which in turn, prior to the Reorganization was a wholly owned subsidiary of Walgreens), merged with and into Walgreens with Walgreens surviving the Reorg Merger as a wholly owned subsidiary of Walgreens Boots Alliance, (ii) the acquisition of the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH (“Alliance Boots”), in exchange for £3.133 billion in cash and 144.3 million shares of Walgreens Boots Alliance’s common stock (the “Second Step Transaction”) and (iii) certain related financing transactions (together with the Reorg Merger and the Second Step Transaction, referred to as the “Pro Forma Transaction”). Unless otherwise stated or the context otherwise requires, references in this section to “we,” “us,” “our,” and the “Company” refer, prior to the completion of the Reorg Merger, to Walgreens and its consolidated subsidiaries, which does not include Alliance Boots, and, following the completion of the Reorg Merger, to Walgreens Boots Alliance and its consolidated subsidiaries. The purchase consideration is subject to adjustment under certain circumstances. The pro forma adjustments related to the Pro Forma Transaction, reflect the impact of the following:

•	the completion of the Reorg Merger;

•	acquisition of the remaining 55% interest in Alliance Boots through the Second Step Transaction. On August 5, 2014, we exercised the right to acquire the remaining 55% interest in Alliance Boots (the “Call Option”), pursuant to the Purchase and Option Agreement dated June 18, 2012, by and among the Company, Alliance Boots and AB Acquisitions Holdings Limited, as amended (the “Purchase and Option Agreement”);

•	the elimination of our equity earnings in Alliance Boots, initial 45% equity method investment in Alliance Boots and intercompany transactions;

•	the impact of the preliminary purchase price allocation to the underlying assets and liabilities acquired;

•	the impact of acquiring the remaining 27.5% effective interest in Walgreens Boots Alliance Development GmbH (“WBAD”), a 50/50 global sourcing joint venture established in 2012 by us and Alliance Boots, that we consolidate for financial reporting purposes;

•	the conversion of the Alliance Boots financial information from International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) to generally accepted accounting principles in the United States (“US GAAP”) and the translation of British pounds sterling to US dollars; and

•	the impact of drawing on the short-term commercial paper facility and the new unsecured term loan from the related private financing of $3.5 billion to fund the cash portion of the Second Step Transaction, repayment of our short-term borrowings due in March 2015 and for general corporate purposes.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Pro Forma Transaction as if it had occurred on November 30, 2014. Alliance Boots results are presented on a three-month lag. The unaudited pro forma condensed consolidated statements of earnings for the three months ended November 30, 2014 and the year ended August 31, 2014 give effect to the Pro Forma Transaction as if it had occurred on September 1, 2013, the first day of our 2014 fiscal year.

The unaudited pro forma condensed consolidated financial information included herein was derived from our historical financial statements and those of Alliance Boots and is based on certain assumptions that we believe to be reasonable, which are described in the notes. We have not completed a final valuation analysis necessary to determine the fair values of all of Alliance Boots’ assets and liabilities. As described in the footnotes to the pro forma condensed consolidated financial statements, the unaudited pro forma condensed consolidated balance sheet includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. Until the completion of the Pro Forma Transaction, access to the information of Alliance Boots has been limited to the stated rights in the Shareholders’ Agreement, dated August 2, 2012, by and among us, Alliance Boots and AB Acquisitions Holdings Limited, governing, among other things, certain rights of the shareholders of Alliance Boots. As more information becomes available, we will complete a more detailed review of the Alliance Boots preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the combined financial statements. Further, changes in certain variables between November 30, 2014, the date of the pro forma condensed balance sheet, and the actual closing date of the Pro Forma Transaction, such as (a) our stock price as of December 22, 2014 (the last practicable date prior to the date of this document) of $74.27; (b) the British pound sterling to US dollar exchange rate as of December 22, 2014 of $1.56 to £1.00; or (c) the composition or value of the assets and liabilities acquired may have a material impact on the unaudited pro forma condensed consolidated financial statements presented herein.

Our fiscal year ends on August 31 and the Alliance Boots fiscal year ends on March 31. As the fiscal year-ends differ by more than 93 days, financial information for Alliance Boots for the three months ended August 31, 2014 and the year ended May 31, 2014 has been used in preparation of the unaudited pro forma condensed consolidated financial statements and has been presented using a three-month lag. Also, the effects of Galenica Ltd. (“Galenica”) and WBAD on the statements of earnings and balance sheet have been excluded from the Alliance Boots financial information for the periods presented.

The historical financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British pounds sterling. The unaudited pro forma condensed financial statements include adjustments to convert the financial statements of Alliance Boots from IFRS to US GAAP and to translate the British pounds sterling amounts into US dollars. Our management has reclassified certain line items from the financial statements of Alliance Boots to conform to the presentation of our financial statements.

The unaudited pro forma condensed consolidated financial statements reflect adjustments to give effect to pro forma events that are directly attributable to the Pro Forma Transaction, factually supportable, and with respect to the statements of earnings, are expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial statements and notes thereto should be read in conjunction with (1) our audited consolidated financial statements for the year ended August 31, 2014, and the notes relating thereto, (2) our unaudited condensed consolidated financial statements for the three months ended November 30, 2014, and the notes relating thereto, (3) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q, for the three month period ended November 30, 2014, and (4) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended August 31, 2014, as amended, and (5) the audited consolidated financial statements of Alliance Boots for the years ended March 31, 2014, 2013 and 2012, and the notes relating thereto, contained in our Current Report on Form 8-K as filed with the Commission on May 15, 2014, each of which is incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the Pro Forma Transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed consolidated statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition of the remaining 55% interest in Alliance Boots or any related one-time Pro Forma Transaction costs related to the Second Step Transaction. The unaudited pro forma condensed consolidated statements of earnings include recognized synergy benefits achieved from the Company’s initial 2012 acquisition of 45% of the share capital of Alliance Boots (the “First Step Acquisition”) as recorded in each company’s financial results for the periods presented. One-time Pro Forma Transaction related costs of $47 million for financing, legal and other professional services were incurred through November 30, 2014 and additional costs are expected throughout fiscal 2015.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of November 30, 2014

(In US $ millions)

	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 4)		Effects of the Debt Borrowings (Note 4i)	Pro Forma Consolidated

Assets
Current Assets:
Cash and cash equivalents	$12,861	$813	$(4,887	)(4a)	$(7,144)	$1,643
Accounts receivable, net	3,579	4,055	(39	)(4j)	—	7,595
Inventories	6,518	3,486	51	(4g)	—	10,054
	—	—	(1	)(4j)	—
Other current assets	322	730	(27	)(4g)	(3)	994
	—	—	(28	)(4j)	—

Total Current Assets	23,280	9,084	(4,931)		(7,147)	20,286

Non Current Assets:
Property and equipment, at cost, less accumulated depreciation and amortization	12,103	3,943	(325	)(4g)	—	15,721
Equity investment in Alliance Boots	7,335	—	(7,335	)(4d)	—	—
Goodwill	2,356	—	15,483	(4h)	—	17,839
	—	8,287	(8,287	)(4f)	—
Intangible assets, net	1,122	8,589	1,545	(4g)	—	11,256
Other non-current assets	2,416	1,216	80	(4g)	(45)	3,667

Total Non-Current Assets	25,332	22,035	1,161		(45)	48,483

Total Assets	$48,612	$31,119	$(3,770)		$(7,192)	$68,769

Liabilities & Equity Current Liabilities:
Short-term borrowings	$774	$1,688	$—		$(1,418)	$3,794
	—	—	—		(750)
	—	—	—		3,500
Trade accounts payable	5,189	6,029	—		—	11,218
Accrued expenses and other liabilities	3,596	1,453	(68	)(4j)	(14)	4,987
	—	—	20	(4k)	—
Income taxes	318	154	—		—	472

Total Current Liabilities	9,877	9,324	(48)		1,318	20,471

Non-Current Liabilities:
Long-term debt	13,756	8,476	—		(8,476)	13,756
Deferred income taxes	1,131	1,365	244	(4g)	(5)	2,735
Other non-current liabilities	3,081	608	—		—	3,689

Total Non-Current Liabilities	17,968	10,449	244		(8,481)	20,180

Commitments and Contingencies Equity:
Preferred stock	—	—	—		—	—
Common stock	80	—	11	(4b)	—	91
	—	1,791	(1,791	)(4e)	—

	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 4)		Effects of the Debt Borrowings (Note 4i)	Pro Forma Consolidated
Paid-in capital	1,179	—	10,709	(4b)	—	8,649
	—	—	(3,239	)(4c)	—
	—	3,625	(3,625	)(4e)	—
Employee stock loan receivable	(4)	—	—		—	(4)
Retained earnings	22,717	—	(139	)(4d)	(3)	22,529
	—	5,714	(5,714	)(4e)	14
	—	—	(20	)(4k)	5
	—	—	—		(45)
Accumulated other comprehensive income/(loss)	222	—	(42	)(4d)	—	180
	—	(68)	68	(4e)	—
Treasury stock, at cost	(3,558)	—	—		—	(3,558)

Total Shareholders Equity	20,636	11,062	(3,782)		(29)	27,887
Noncontrolling interests	131	284	(68	)(4g)	—	231
	—	—	(116	)(4c)	—

Total Equity	20,767	11,346	(3,966)		(29)	28,118

Total Liabilities & Equity	$48,612	$31,119	$(3,770)		$(7,192)	$68,769

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

For the Three Months Ended November 30, 2014

(In US $ millions, except for per share data)

	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 5)		Effects of the Debt Borrowings (Note 5b)	Pro Forma Consolidated
Net sales	$19,554	$9,127	$(27	)(5g)	$—	$28,654
Cost of sales	14,258	7,106	(26	)(5g)	—	21,338

Gross Profit	5,296	2,021	(1)		—	7,316
Selling, general and administrative expenses	4,456	1,644	23	(5c)	—	6,105
	—	—	(18	)(5d)	—
Equity earnings in Alliance Boots	151	—	(151	)(5a)	—	—

Operating Income	991	377	(157)		—	1,211
Interest expense, net	55	108	—		(122)	117
	—	—	—		75
	—	—	—		1
Other (expense)/income	199	95	—		—	294

Earnings Before Income Tax Provision and Share of Post-Tax Earnings From Associates and Joint Ventures	1,135	364	(157)		46	1,388
Income tax provision	299	55	(48	)(5a)	24	311
	—	—	(5	)(5c)	(28)
	—	—	7	(5f)	—
	—	—	7	(5h)	—
Share of post-tax earnings from associates and joint ventures	—	57	—		—	57

Net Earnings	836	366	(118)		50	1,134
Net earnings attributable to noncontrolling interests	27	15	(26	)(5e)	—	6
	—	—	(10	)(5i)	—

Net earnings attributable to Walgreens/Walgreens Boots Alliance	$809	$351	$(82)		$50	$1,128

Net earnings per common share attributable to Walgreens/Walgreens Boots Alliance—basic	0.86			(5j)		1.03
Net earnings per common share attributable to Walgreens/Walgreens Boots Alliance—diluted	0.85			(5j)		1.03
Average shares outstanding	945.8		144.3			1,090.1
Dilutive effect of stock options	10.2		—			10.2

Average dilutive shares	956.0	—	144.3		—	1,100.3

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

For the Year Ended August 31, 2014

(In US $ millions, except for per share data)

	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 5)		Effects of the Debt Borrowings (Note 5b)	Pro Forma Consolidated
Net sales	$76,392	$37,260	$(62	)(5g)	$—	$113,590
Cost of sales	54,823	29,345	(69	)(5g)	—	84,099

Gross Profit	21,569	7,915	7		—	29,491
Selling, general and administrative expenses	17,992	6,255	92	(5c)	—	24,308
	—	—	(29	)(5d)	—
	—	—	(2	)(5g)	—
Equity earnings in Alliance Boots	617	—	(617	)(5a)	—	—

Operating Income	4,194	1,660	(671)		—	5,183
Interest expense, net	156	473	—		(417)	573
	—	—	—		356
	—	—	—		5
Other (expense)/income	(481)	333	—		—	(148)

Earnings Before Income Tax Provision and Share of Post-Tax Earnings From Associates and Joint Ventures	3,557	1,520	(671)		56	4,462
Income tax provision	1,526	22	(205	)(5a)	96	1,331
	—	—	(18	)(5c)	(134)
	—	—	35	(5f)	(2)
	—	—	11	(5h)	—
Share of post-tax earnings from associates and joint ventures	—	24	—		—	24

Net Earnings	2,031	1,522	(494)		96	3,155
Net earnings attributable to noncontrolling interests	99	73	(99	)(5e)	—	30
	—	—	(43	)(5i)	—

Net earnings attributable to Walgreens/Walgreens Boots Alliance	$1,932	$1,449	$(352)		$96	$3,125

Net earnings per common share attributable to Walgreens/Walgreens Boots Alliance—basic	$2.03			(5j)		2.85
Net earnings per common share attributable to Walgreens/Walgreens Boots Alliance—diluted	$2.00			(5j)		2.82
Average shares outstanding	953.1		144.3			1,097.4
Dilutive effect of stock options	12.1		—			12.1

Average dilutive shares	965.2	—	144.3		—	1,109.5

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Amounts are Presented in US $ Millions, unless otherwise stated)

Note 1: Basis of preparation

The unaudited pro forma condensed consolidated financial statements and related notes present our historical consolidated balance sheet and statements of earnings adjusted to reflect our acquisition of the remaining 55% of the issued and outstanding share capital of Alliance Boots, in exchange for £3.133 billion in cash (approximately $4.9 billion at the December 22, 2014 spot rate of $1.56 to £1.00) and 144.3 million common shares with a value of $10.7 billion based on the December 22, 2014 (the last practicable date prior to the date of this document) closing price of $74.27. The unaudited pro forma condensed consolidated financial statements also present the effects of drawing on the short-term commercial paper facility and the new unsecured term loan for $3.5 billion to fund the cash portion of the Second Step Transaction, repayment of our short-term borrowings due in March 2015 and for general corporate purposes. Further, changes in certain variables between November 30, 2014, the date of the pro forma condensed balance sheet, and the actual closing date of the Pro Forma Transaction may have a material impact on the unaudited pro forma condensed consolidated financial statements presented herein.

Galenica

The Alliance Boots investment in Galenica, a Swiss healthcare group, is excluded from the Alliance Boots financial statements as this investment was held solely for the benefit of other Alliance Boots shareholders and was distributed to such other equity shareholders, other than us, in May 2013 and does not form a part of the Pro Forma Transaction.

Impact of Alliance Boots Acquisition

As part of the Pro Forma Transaction, we will acquire the remaining 55% interest in Alliance Boots and increase our interest in WBAD to 100%. Currently, WBAD is a 50/50 joint venture between us and Alliance Boots. Because we own a 50% direct interest and an additional indirect ownership interest through our 45% ownership of Alliance Boots, the financial results of WBAD are fully consolidated into our condensed consolidated financial statements with the remaining 27.5% effective interest being recorded as noncontrolling interest. After the Pro Forma Transaction, we will own the additional 27.5% effective interest in WBAD through our 100% ownership of Alliance Boots. The Alliance Boots statements of earnings and balance sheet are presented without WBAD.

Because we currently consolidate WBAD, the acquisition of the additional 27.5% effective interest is accounted for as an equity transaction. The difference between the consideration allocated to the acquired noncontrolling interest compared to the previous carrying value of the noncontrolling interest is recognized as an adjustment to paid-in capital.

The assets acquired and liabilities assumed of Alliance Boots are recognized at their fair values as if the acquisition occurred on November 30, 2014. Under ASC 805 Business Combinations, the previously held 45% equity ownership interest in Alliance Boots is remeasured at fair value and any difference between the fair value and the carrying value of the equity interest held is recognized as a gain or loss in the statement of earnings. The one-time gain or loss resulting from the Pro Forma Transaction has not been included in the unaudited pro forma condensed statements of earnings as it will not have a continuing effect on Walgreens Boots Alliance, but will be recognized in Walgreens Boots Alliance’s financial statements on the acquisition date.

Pending and recently completed transactions

The unaudited pro forma condensed consolidated financial statements do not include any impact of Alliance Boots’ 12% investment in Nanjing Pharmaceutical Company Limited for $91 million (RMB560 million) on December 1, 2014. In August 2014, Alliance Boots acquired Farmacias Ahumada S.A. for $579 million (£347 million) and the remaining 50% of the UniDrug Distribution Group for $110 million (£66 million). The Alliance Boots statement of earnings for the three months ended August 2014 includes less than one month of results from the two acquisitions. As part of the UniDrug Distribution Group acquisition, the previously held equity investment in UniDrug Distribution Group was compared to its fair value and recorded a one-time gain of £32 million. None of the transactions are considered significant to the unaudited pro forma condensed consolidated financial statements.

Note 2: Significant accounting policies

The unaudited pro forma condensed consolidated financial information has been compiled using the significant accounting policies as set forth in our audited consolidated financial statements for the year ended August 31, 2014. The accounting policies of Alliance Boots are similar in most material respects to those of ours. Access to the information of Alliance Boots has been limited to the stated rights in the Shareholders’ Agreement, dated August 2, 2012, by and among us, Alliance Boots and AB Acquisitions Holdings Limited, governing, among other things, certain rights of the shareholders of Alliance Boots. Upon completion of the acquisition, or as more information becomes available, we will complete a more detailed review of the Alliance Boots accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. Adjustments were made to convert the financial statements of Alliance Boots from IFRS to US GAAP, as applied by us, and conform to our classification of certain assets and liabilities and translate the British pounds sterling amounts into US dollars, as set out further in Note 3. Apart from these adjustments, we are not aware of any differences that would have a material impact on the combined financial statements. For purposes of the unaudited pro forma condensed consolidated financial information, adjustments arising as part of the acquisition and financing arrangements are described in Notes 4 and 5.

Note 3: IFRS to US GAAP adjustments and foreign currency translation

The historical financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British pounds sterling. The Alliance Boots financial information reflected in the pro forma condensed consolidated financial information has been adjusted for differences between IFRS and US GAAP and translated from the British pounds sterling amounts into US dollars. In addition, certain balances were reclassified from the Alliance Boots historical financial statements so that their presentation would be consistent with ours.

Unaudited Pro Forma Alliance Boots Balance Sheet presented in US GAAP as of August 31, 2014

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma condensed consolidated balance sheet as of August 31, 2014 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using the spot rate of $1.66 to £1.00 as of August 31, 2014. WBAD is excluded from the Alliance Boots financial statements as we consolidate the joint venture.

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Assets
Current Assets:
Cash and cash equivalents	£490	£—		£490	$813
Accounts receivable, net	2,443	—		2,443	4,055
Inventories	2,100	—		2,100	3,486
Other current assets	379	61	(3a1,2)	440	730

Total Current Assets	5,412	61		5,473	9,084

Non Current Assets:
Property and equipment, at cost, less accumulated depreciation and amortization	2,004	371	(3b1,2,6)	2,375	3,943
Goodwill	4,963	29	(3b6)	4,992	8,287
Intangible assets, net	5,457	(283	)(3b1,6)	5,174	8,589
Other non-current assets	457	275	(3b3,4,5,6)	732	1,216

Total Non-Current Assets	12,881	392		13,273	22,035

Total Assets	£18,293	£453		£18,746	$31,119

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Liabilities & Equity Current Liabilities:
Short-term borrowings	£1,017	£—		£1,017	$1,688
Trade accounts payable	3,632	—		3,632	6,029
Accrued expenses and other liabilities	914	(39	)(3c1,2,3)	875	1,453
Income taxes	90	3	(3c3)	93	154

Total Current Liabilities	5,653	(36)		5,617	9,324

Non-Current Liabilities:
Long-term debt	5,087	19	(3d2)	5,106	8,476
Deferred income taxes	820	2	(3d4)	822	1,365
Other non-current liabilities	319	47	(3d1,3,4)	366	608

Total Non-Current Liabilities	6,226	68		6,294	10,449

Commitments and Contingencies Equity:
Common stock	1,079	—		1,079	1,791
Paid-in capital	2,184	—		2,184	3,625
Retained earnings	3,083	359		3,442	5,714
Accumulated other comprehensive income/(loss)	11	(52	)(3e3)	(41)	(68)

Total Shareholders Equity	6,357	307		6,664	11,062
Noncontrolling interests	57	114	(3e1,2,4)	171	284

Total Equity	6,414	421		6,835	11,346

Total Liabilities & Equity	£18,293	£453		£18,746	$31,119

Adjustments

(a)	The adjustments to current assets consist of the following:

(1)	Reclassification of available-for-sale investments of £66 million from other non-current assets under IFRS, to other current assets under US GAAP.

(2)	All other adjustments decrease other current assets by £5 million under US GAAP.

(b)	The adjustments to non-current assets consist of the following:

1)	Reclassification of software of £279 million from other intangible assets under IFRS, to property and equipment under US GAAP.

2)	Leases of £79 million classified as operating leases under IFRS, which are classified as capital leases under US GAAP.

3)	The AmerisourceBergen Corporation (“AmerisourceBergen”) warrants are accreted to fair market value over the period ending at the end of the exercise date under IFRS, which are recorded at fair value at each period under US GAAP resulting in a £317 million adjustment in other non-current assets.

4)	Available-for-sale investments of £66 million are reclassified from other non-current assets under IFRS, to other current assets under US GAAP.

5)	Unamortized financing fees of £19 million are netted against borrowings under IFRS, whereas the amounts are recorded as a non-current asset under US GAAP. Also, £19 million of unamortized financing fees were amortized over a shorter life under IFRS than under US GAAP.

6)	All other adjustments include an increase of property and equipment of £13 million, an increase of goodwill of £29 million, a decrease of intangible assets, net of £4 million and a decrease of other non-current assets of £14 million under US GAAP.

(c)	The adjustments to current liabilities consist of the following:

1)	Recognition of £5 million in lease obligations for leases classified as operating leases under IFRS, which are classified as capital leases under US GAAP.

2)	The customer loyalty program is accounted for as deferred income under IFRS and we account for it under the incremental cost method under US GAAP, which reduced accrued expenses and other liabilities by £63 million under US GAAP.

3)	All other adjustments include an increase of accrued expenses and other liabilities of £19 million and an increase of income taxes of £3 million under US GAAP.

(d)	The adjustments to non-current liabilities consist of the following:

1)	Recognition of £78 million in lease obligations for leases classified as operating under IFRS, which are classified as capital under US GAAP.

2)	Reversal of £19 million of unamortized financing fees netted against related borrowings under IFRS, which are recorded as other non-current assets under US GAAP.

3)	Derecognition of £71 million of future dividend obligations to noncontrolling interests which do not meet the definition of a liability under US GAAP.

4)	All other adjustments include an increase in deferred income taxes of £2 million and increase of other non-current liabilities of £40 million under US GAAP.

(e)	The adjustments to noncontrolling interests and accumulated other comprehensive income/(loss) (“AOCI”) consist of the following:

1)	Reversal of £75 million of current and future dividend obligations to noncontrolling interests which do not meet the definition of a liability under US GAAP.

2)	Noncontrolling interests increased by £32 million mainly related to purchase accounting adjustments measuring the noncontrolling interests in a partial acquisition based on the fair value of identifiable net assets acquired under IFRS compared to fair value under US GAAP.

3)	AOCI decreased by £52 million mainly due to £38 million decrease for the difference in hedge accounting between IFRS and US GAAP and £14 million decrease for the difference in put option obligation accounting between IFRS and US GAAP.

4)	All other adjustments increase noncontrolling interests by £7 million under US GAAP.

Unaudited Pro Forma Alliance Boots Statement of Earnings presented in US GAAP for the Three Months Ended August 31, 2014

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma condensed consolidated statement of earnings for the three months ended August 31, 2014 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using a historical average exchange rate of $1.69 to £1.00. Financial information for Alliance Boots for the three months ended August 31, 2014 has been used in preparation of the unaudited pro forma condensed consolidated financial statements and has been presented using a three-month lag. The balances of Alliance Boots, set out below, exclude Galenica and related amounts which were excluded from the First Step Acquisition. Also, WBAD equity earnings were excluded as we consolidate the joint venture.

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Net sales	£5,428	£(28	)(3a)	£5,400	$9,127
Cost of sales	4,231	(26	)(3b)	4,205	7,106

Gross Profit	1,197	(2)		1,195	2,021
Selling, general and administrative expenses	967	7	(3c)	974	1,644

Operating Income	230	(9)		221	377
Interest expense, net	59	4	(3d)	63	108
Other income	—	57	(3e)	57	95

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Earnings Before Income Tax Provision and Share of Post-Tax Earnings From Associates and Joint Ventures	171	44		215	364
Income tax provision	30	2	(3f)	32	55
Share of post-tax earnings from associates and joint ventures	34	—		34	57

Net earnings	175	42		217	366
Net earnings attributable to noncontrolling interests	6	3	(3g)	9	15

Net earnings attributable to Walgreens/Walgreens Boots Alliance	£169	£39		£208	$351

Adjustments

(a)	The adjustments to net sales consist of the following:

•	Reclassification of £26 million of revenue under IFRS to a reduction of cost of sales under US GAAP related to recognized first step transaction synergy benefits recorded during the three months ended August 31, 2014.

•	All other adjustments decreased revenue by £2 million under US GAAP.

(b)	The adjustments to cost of sales consist of the following:

•	Reclassification of £26 million of revenue under IFRS to a reduction of cost of sales under US GAAP related to recognized first step transaction synergy benefits recorded during the three months ended August 31, 2014.

(c)	The adjustments to selling, general and administrative (“SG&A”) expenses consist of the following:

•	Actuarial pension valuations were performed under IFRS and US GAAP for all material Alliance Boots pension plans resulting in £8 million of additional pension expense under US GAAP due to various differences in pension accounting standards.

•	Income related to the AmerisourceBergen warrants is accreted to fair market value over the period ending at the end of the exercise date under IFRS, which is adjusted to fair market value each period under US GAAP. £1 million was recorded as a reduction in selling, distribution and store costs and administrative costs under IFRS and reclassified to other income under US GAAP.

(d)	The adjustments to interest expense, net, consist of the following:

•	Reversal of a £7 million fair value gain on an IFRS derivative that does not meet the definition for a derivative under US GAAP.

•	Reclassification of £2 million of finance costs to noncontrolling interests related to future dividend obligations and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•	All other adjustments decreased interest expense, net by £1 million under US GAAP.

(e)	The adjustments to other income consist of the following:

•	Income related to the AmerisourceBergen warrants of £57 million held by Alliance Boots is accreted to fair market value and recorded in selling, distribution and store costs and administrative costs under IFRS, which is adjusted to fair market value each period end and recorded in other income under US GAAP.

(f)	The adjustments to income tax provision consist of the following:

•	All other adjustments increased the income tax provision by £2 million related to the tax impact of the pre-tax IFRS to US GAAP adjustments based on local statutory tax rates.

(g)	The adjustments to net earnings attributable to noncontrolling interests consist of the following:

•	Reclassification of £2 million of finance costs to noncontrolling interests related to future dividend obligations and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•	All other adjustments increased the profit attributable to noncontrolling interests by £1 million related to the noncontrolling interests on the IFRS to US GAAP adjustments based on the noncontrolling interest ownership.

Unaudited Pro Forma Alliance Boots Statement of Earnings presented in US GAAP for the Year Ended May 31, 2014

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma condensed consolidated statement of earnings for the year ended May 31, 2014 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using a historical average exchange rate of $1.61 to £1.00. Financial information for Alliance Boots for the year ended May 31, 2014 has been used in preparation of the unaudited pro forma condensed consolidated financial statements and has been presented using a three-month lag. The balances of Alliance Boots, set out below, exclude Galenica and related amounts which were excluded from the first step acquisition. Also, WBAD equity earnings were excluded as we consolidate the joint venture.

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Net sales	£23,168	£(102	)(3h)	£23,066	$37,260
Cost of sales	18,268	(100	)(3i)	18,168	29,345

Gross Profit	4,900	(2)		4,898	7,915
Selling, general and administrative expenses	3,785	87	(3j)	3,872	6,255

Operating Income	1,115	(89)		1,026	1,660
Interest expense, net	313	(19	)(3k)	294	473
Other income	—	205	(3l)	205	333

Earnings Before Income Tax Provision and Share of Post-Tax Earnings From Associates and Joint Ventures	802	135		937	1,520
Income tax provision	2	5	(3m)	7	22
Share of post-tax earnings from associates and joint ventures	15	—		15	24

Net earnings	815	130		945	1,522
Net earnings attributable to noncontrolling interests	33	12	(3n)	45	73

Net earnings attributable to Walgreens/Walgreens Boots Alliance	£782	£118		£900	$1,449

Adjustments

(h)	The adjustments to net sales consist of the following:

•	Reclassification of £104 million of revenue under IFRS to a reduction of cost of sales under US GAAP related to recognized first step transaction synergy benefits recorded during the year ended May 31, 2014.

•	All other adjustments increased revenue by £2 million under US GAAP.

(i)	The adjustments to cost of sales consist of the following:

•	Reclassification of £104 million of revenue under IFRS to a reduction of cost of sales under US GAAP related to recognized first step transaction synergy benefits recorded during the year ended May 31, 2014.

•	All other adjustments increased cost of sales by £4 million under US GAAP.

(j)	The adjustments to SG&A expenses consist of the following:

•	Actuarial pension valuations were performed under IFRS and US GAAP for all material Alliance Boots pension plans resulting in £62 million of additional pension expense under US GAAP due to various differences in pension accounting standards.

•	Income related to the AmerisourceBergen warrants is accreted to fair market value over the period ending at the end of the exercise date under IFRS, which is adjusted to fair market value each period under US GAAP. £18 million was recorded as a reduction in selling, distribution and store costs and administrative costs under IFRS and reclassified to other income under US GAAP.

•	All other adjustments increased SG&A expenses £7 million under US GAAP.

(k)	The adjustments to interest expense, net, consist of the following:

•	Reclassification of pension expenses of £10 million recorded in finance costs less finance income under IFRS, which are recorded in SG&A in US GAAP.

•	Reclassification of £9 million of finance costs to noncontrolling interests related to future dividend obligations and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

(l)	The adjustments to other income consist of the following:

•	Income related to the AmerisourceBergen warrants of £205 million held by Alliance Boots is accreted to fair market value and recorded in selling, distribution and store costs and administrative costs under IFRS, which is adjusted to fair market value each period end and recorded in other income under US GAAP.

(m)	The adjustments to income tax provision consist of the following:

•	Derecognition of a £13 million tax credit under IFRS related to a deferred tax asset for previously acquired goodwill amortization, which is not recognized under US GAAP.

•	All other adjustments increased the income tax provision by £18 million related to the tax impact of the pre-tax IFRS to US GAAP adjustments based on local statutory tax rates.

(n)	The adjustments to net earnings attributable to noncontrolling interests consist of the following:

•	Reclassification of £9 million of finance costs to noncontrolling interests related to future dividend obligations and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•	All other adjustments increased the profit attributable to noncontrolling interests by £3 million related to the noncontrolling interests on the IFRS to US GAAP adjustments based on the noncontrolling interest ownership.

Note 4: Unaudited Pro Forma Consolidated Balance Sheet Adjustments

Estimated purchase consideration and the fair value of our previously held equity interest in Alliance Boots as compared to the fair value of net identifiable assets and liabilities acquired is as follows (in millions):

	Amount	Footnote
Calculation of consideration
Plus: Cash paid to shareholders of Alliance Boots	$4,887	(4a	)
Plus: Fair value of common stock issued	10,720	(4b	)

Subtotal—fair value of total consideration transferred	15,607
Less: Consideration attributed to WBAD noncontrolling interest	(3,355)	(4c	)

Subtotal—consideration	$12,252

Fair value of previously held equity interest
Plus: Fair value of 45% of equity interest already held by the Company	$7,154	(4d	)

Recognized amounts of identifiable assets acquired and liabilities assumed
Plus: Book value of Alliance Boots’ net assets excluding WBAD equity investment	$11,062	(4e	)
Less: Historical Alliance Boots goodwill	(8,287)	(4f	)

Subtotal—net assets to be acquired	$2,775

Fair value adjustments of net assets and noncontrolling interest acquired	$1,148	(4g	)

Goodwill recognized	$15,483	(4h	)

(a)	Represents the cash portion of consideration transferred upon deal closure (£3.133 billion) using an exchange rate of $1.56 to £1.00, which represents the spot rate on December 22, 2014, the last practicable date prior to the date of this document.

The cash portion of consideration transferred is subject to change due to fluctuations in exchange rates, and the US dollar equivalent could differ materially from $4.9 billion set forth above. Holding all other variables constant, a 10% increase or decrease in exchange rates compared to the exchange rate of $1.56 to £1.00 would increase or decrease the total consideration by $489 million. The cash portion of the consideration transferred will be calculated on the closing date of the acquisition.

(b)	Represents the fair value of 144.3 million newly issued common shares transferred upon deal closure. Our stock price utilized in the calculation of the equity portion of consideration transferred was $74.27 per share on December 22, 2014 (the last practicable date prior to the date of this document). The issuance of common stock increased common stock and paid-in capital by $11 million and $10.7 billion, respectively.

The equity portion of consideration transferred is subject to change due to fluctuations in our and/or Walgreens Boots Alliance’s share price and could differ materially from $74.27 per share set forth above. Holding all other variables constant, a 10% increase or decrease in our share price compared to the price set forth above would increase or decrease the total consideration by $1.1 billion. The equity portion of the consideration transferred will be calculated on the closing date of the acquisition. We believe a 10% change in the exchange rates used and our stock price are reasonably possible during the period between the date of this document and the expected closing date of the transaction.

(c)	The acquisition of the remaining 27.5% effective interest in WBAD was excluded from the preliminary purchase price allocation as we consolidate the joint venture. As a result of the Pro Forma Transaction, we will own 100% of WBAD through our 100% ownership of Alliance Boots. A noncontrolling interest acquired as part of a controlling interest acquisition is accounted for as an equity transaction with no gain or loss recorded in the statement of earnings under ASC 805 Business Combinations.

(In millions)	Amount	Footnote
Impact of equity transaction
Consideration attributable to WBAD	$3,355	i.
Less: Carrying value of the Company’s pre-existing NCI	(116)	ii.

Impact to additional paid-in-capital	$3,239	iii.

i.	The consideration attributed to the acquisition of the remaining 27.5% effective interest of WBAD was determined based on the relative fair value of Alliance Boots and the fair value of WBAD.
ii.	The carrying value of our pre-existing noncontrolling interest in WBAD as of November 30, 2014.
iii.	The difference between the consideration transferred and the pre-existing carrying value of noncontrolling interest, is reflected as an adjustment to additional paid-in capital in the pro forma financial statements.

(d)	A step acquisition occurs when a controlling ownership interest is gained over a period of time. Under ASC 805 Business Combinations, a step acquisition in which control is obtained over a business is accounted for as a business combination. The accounting guidance also requires that previously held equity interests be remeasured at fair value and any difference between the fair value and the carrying value of the previously held equity interest be recognized as a gain or loss on the statement of earnings.

(In millions)	Amount	Footnote
Effect of Transaction on pro forma condensed consolidated balance sheet
Implied fair value of 45% of equity interest held by the Company	$7,154	i.

Carrying value of Company’s equity investment in Alliance Boots	7,335	ii.
Carrying value of Company’s CTA in Alliance Boots in AOCI	(152)	ii.
Carrying value of Company’s share in Alliance Boots AOCI in AOCI	110	ii.

Net carrying value of the Company’s equity investment in Alliance Boots	7,293	ii.

Total adjustment reflected on the pro forma condensed consolidated balance sheet	$(139)	iii.

i.	The fair value of the previously held equity investment in Alliance Boots was determined using the Income Approach methodology.

ii.	Carrying values from our historical consolidated balance sheet at November 30, 2014. Cumulative translation adjustments (“CTA”) of $152 million and our share of Alliance Boots’ accumulated other comprehensive (loss) of $110 million as of November 30, 2014 were netted against the carrying value of the equity investment in Alliance Boots.
iii.	The resulting loss on remeasurement to fair value of the previously held equity investment in Alliance Boots was $139 million, which is reflected in the unaudited pro forma condensed consolidated balance sheet in retained earnings. The gain is excluded from the unaudited pro forma condensed consolidated statements of earnings as it is nonrecurring in nature.

(e)	Alliance Boots historical stockholders’ equity of $1.8 billion of common stock, $3.6 billion of paid-in capital, $5.7 billion of retained earnings and $68 million of accumulated other comprehensive (loss) (“AOCI”) has been eliminated in the unaudited pro forma condensed consolidated balance sheet in accordance with acquisition accounting.

(f)	Prior to the transaction, Alliance Boots’ historical balance sheet included $8.3 billion of goodwill that was eliminated from the pro forma condensed consolidated balance sheet and excluded from the net assets acquired because the goodwill for the Alliance Boots acquisition will be determined in purchase accounting.

(g)	We have accounted for the acquired net assets of Alliance Boots using a preliminary purchase price allocation based on the respective fair value of the assets and liabilities acquired. Access to the information of Alliance Boots has been limited to the stated rights in the Shareholders’ Agreement, dated August 2, 2012, by and among us, Alliance Boots and AB Acquisitions Holdings Limited, governing, among other things, certain rights of the shareholders of Alliance Boots. Upon completion of the acquisition, or as more information becomes available, we will complete a more detailed review of the Alliance Boots preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the combined financial statements. Refer to the table below for a breakdown of fair value adjustments of net assets acquired (in millions):

	Amount	Footnote
Net assets
Inventories	$51
Other current assets	(27)	i.
Property and equipment	(325)	ii.
Intangible assets, net definite lived	1,386	iii.
Intangible assets, net indefinite lived	159	iii.
Investments in associates and joint ventures	150	iv.
Debt issuance costs	(70)	v.
Deferred taxes	(244)	vi.
Noncontrolling interest	68	vii.

Fair value adjustments of net assets and noncontrolling interest acquired	$1,148	viii.

i.	The other current assets contain $27 million of Walgreens Boots Alliance/Walgreens stock which will be distributed to certain Alliance Boots employees through a long-term incentive plan.
ii.	The property and equipment expected decrease in annual depreciation is $17 million.
iii.	The preliminary valuation of acquired intangible assets is comprised of definite lived intangible assets of $2.9 billion and indefinite lived intangible assets of $7.2 billion, which has a combined fair value adjustment of $1.5 billion. The indefinite lived intangible assets are primarily related to certain trade names and pharmacy licenses. The definite lived intangible assets primarily relate to customer relationships whose useful life is estimated to be 12 years. The preliminary annual amortization is expected to be $109 million of the amortizable intangible assets.

iv.	The preliminary valuation of investments in associates and joint ventures was determined using the market valuation approach. WBAD was excluded from the Alliance Boots investments in associates and joint ventures.
v.	The preliminary fair value of long-term debt was determined using book value, which approximates fair value. Debt issuance costs have no fair value and are eliminated in purchase accounting.
vi.	Deferred income taxes were adjusted to account for the fair value adjustments associated with the Pro Forma Transaction. The analysis of the deferred income taxes was performed using Alliance Boots’ combined blended local statutory rate of the location of the long-lived assets of 20.0%.
vii.	The noncontrolling interest of $68 million relates to the Alliance Boots’ Management equity plan which will be settled before the acquisition, so it has no value.
viii.	The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser assisted in performing the preliminary valuation of these assets and the purchase price allocation will be adjusted upon the final valuation. The final purchase price allocation may result in a material change in the fair value of the net assets acquired and consequently in the value of residual goodwill.

(h)	The Pro Forma Transaction will be accounted for under the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Goodwill is calculated as the aggregate fair value of (1) the consideration expected to be transferred and (2) the previously held equity investment, less the fair values assigned to the acquired identifiable tangible and intangible assets and the assumed liabilities. As a result, the unaudited pro forma condensed consolidated balance sheet is adjusted to reflect $15.5 billion of goodwill attributable to the Pro Forma Transaction. Goodwill consists of expected purchasing synergies, operating efficiencies by benchmarking performance and applying best practices across the combined company, consolidation of operations, reductions in selling, general and administrative expenses and combining workforces.

(i)	Reflects the impact of drawing on the short-term commercial paper facility and the new unsecured term loan for $3.5 billion to fund the cash portion of the Second Step Transaction, repayment of our short-term borrowings due in March 2015 and for general corporate purposes from the private debt offering in November 2014. The other various balance sheet accounts are debt related balances, such as derivative assets or liabilities, deferred taxes and accrued interest that are eliminated with the existing Alliance Boots debt.

(j)	These adjustments are recorded to eliminate intercompany transactions between both us and Alliance Boots and transactions between WBAD and Alliance Boots.

(k)	The expected future Pro Forma Transaction costs of $20 million for legal and other professional services, excluding financing costs noted in footnote 4i, are recorded as an accrued liability, but since the expected expenses are nonrecurring, no expense was recorded on the pro forma condensed consolidated statements of earnings.

Note 5: Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the Three Months Ended November 30, 2014 and the Year Ended August 31, 2014

(a)	Reflects the elimination of equity income from Alliance Boots of $151 million and $617 million and the elimination of the US GAAP deferred tax expense associated with our equity income of Alliance Boots of $48 million and $205 million for the three months ended November 30, 2014 and the year ended August 31, 2014, respectively.

(b)	To record the decrease in interest expense of $46 million and $56 million for the three months ended November 30, 2014 and the year ended August 31, 2014, respectively, associated with the debt financing in November 2014. Interest expense was estimated for the periods using an effective interest rate of 2.6%. A 1/8% increase or decrease in the interest rate would impact the unaudited pro forma consolidated statement of earnings for the year ended August 31, 2014 by $18 million. The Alliance Boots tax benefit related to debt was eliminated at a tax rate of 23% and the new interest expense tax benefit was calculated at 37.6% due to geographic mix.

(c)	The following table details the impact of the fair value adjustments on the unaudited pro forma condensed consolidated statements of earnings for the three months ended November 30, 2014 and the year ended August 31, 2014:

(In millions)	Current Book Value	Preliminary Appraised Value	Adjustment	Translated Adjustment	Estimated remaining useful life (years)	Incremental amortization expense for the three months ended November 30, 2014	Incremental amortization expense for the year ended August 31, 2014(i)
Inventories	£2,100	£2,131	$31	$51	< 1 yr	$—	$51
Property and equipment	2,375	2,179	(196)	(325)	various	(5)	(17)
Customer relationships	786	1,150	364	604	12 yr	13	50
Other intangible assets, net definite lived	124	594	470	782	various	15	59
Intangible assets, net indefinite lived	4,264	4,360	96	159	indefinite	—	—
Other non-current assets	43	—	(43)	(70)	4 yr	(5)	(18)

	£9,692	£10,414	£722	$1,201		$18	$125

(i)	The inventory step-up is expensed as the acquired inventory is sold. As this will not have a continuing effect beyond one year, the amount has been excluded from the pro forma statement of earnings for the year ended August 31, 2014. The incremental amortization expense on property and equipment and definite lived intangible assets was calculated using the straight-line method over the estimated remaining useful life. The other non-current assets were for the Alliance Boots debt issuance costs that have been refinanced, which have been excluded from the pro forma condensed statements of earnings.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser assisted in performing the preliminary valuation of these assets and the purchase price allocation will be adjusted upon a final valuation. Any change in fair value adjustments, specifically any reallocation between definite and indefinite lived intangible assets, may result in a material change in the amortization shown above and, accordingly, in Walgreens Boots Alliance’s goodwill and future earnings.

(d)	Represents the expenses directly attributable to the Pro Forma Transaction included in the historical statement of earnings for the three months ended November 30, 2014 and the year ended August 31, 2014 of both us and Alliance Boots. Adjustments of $18 million and $29 million were made for the three months ended November 30, 2014 and the year ended August 31, 2014, respectively, as these costs are nonrecurring in nature.

(e)	The net earnings attributable to noncontrolling interests of $26 million and $99 million for the three months ended November 30, 2014 and the year ended August 31, 2014, respectively, have been eliminated as WBAD will be 100% owned by Walgreens Boots Alliance/Walgreens as a result of the Pro Forma Transaction.

(f)	The incremental tax expense of $7 million and $35 million for the three months ended November 30, 2014 and the year ended August 31, 2014, respectively, is for additional current US taxation of Alliance Boots and WBAD earnings, assuming Alliance Boots was 100% owned by Walgreens Boots Alliance/Walgreens.

(g)	These adjustments are recorded to eliminate intercompany transactions between both us and Alliance Boots and transactions between WBAD and Alliance Boots.

(h)	The income tax expense reflects the tax impact of adjustments to the unaudited pro forma condensed consolidated statements of earnings which was tax effected at the statutory rate by legal entity applied by us.

(i)	The net earnings attributable to noncontrolling interest were eliminated relating to the Alliance Boots’ management equity plan of $10 million and $43 million for the three months ended November 30, 2014 and the year ended August 31, 2014, respectively. The management equity plan will be settled before the acquisition, so the expense will not be incurred post acquisition.

(j)	Pro forma earnings per share for the three months ended November 30, 2014 and the year ended August 31, 2014 have been recalculated to show the impact of the Pro Forma Transaction on a basic and diluted outstanding share basis, assuming shares issued in connection with the Pro Forma Transaction were outstanding at the beginning of both periods presented.

The following table presents pro forma earnings per share for the three months ended November 30, 2014:

(In millions, except per share amounts)	Walgreen Co. (Reported)	Recalculated EPS with Additional Shares(1)	Alliance Boots Earnings, Effects of Transaction and Debt Borrowings	Pro Forma Consolidated
Net Earnings Attributable to Walgreens/Walgreens Boots Alliance	$809	$809	$319	$1,128
Net Earnings Attributable to Walgreen/Walgreens Boots Alliance per Common Share-basic	$0.86	$0.74	$0.29	$1.03
Net Earnings Attributable to Walgreen/Walgreens Boots Alliance per Common Share-diluted	$0.85	$0.74	$0.29	$1.03
Basic shares	945.8	1,090.1	1,090.1	1,090.1
Diluted shares	956.0	1,100.3	1,100.3	1,100.3

The following table presents pro forma earnings per share for the year ended August 31, 2014:

(In millions, except per share amounts)	Walgreen Co. (Reported)	Recalculated EPS with Additional Shares(1)	Alliance Boots Earnings, Effects of Transaction and Debt Borrowings	Pro Forma Consolidated
Net Earnings Attributable to Walgreens/Walgreens Boots Alliance	$1,932	$1,932	$1,193	$3,125
Net Earnings Attributable to Walgreen/Walgreens Boots Alliance per Common Share-basic	$2.03	$1.76	$1.09	$2.85
Net Earnings Attributable to Walgreen/Walgreens Boots Alliance per Common Share-diluted	$2.00	$1.74	$1.08	$2.82

Basic shares	953.1	1,097.4	1,097.4	1,097.4
Diluted shares	965.2	1,109.5	1,109.5	1,109.5

(1)	Reported earnings per share is adjusted to reflect the 144.3 million shares issued in conjunction with the Alliance Boots transaction.